Exhibit 10.1

WORLD FUEL SERVICES CORPORATION
Executive Severance Policy

TABLE OF CONTENTS
		Page
1	Purpose	1
2	Definitions	1
3	Eligibility	5
4	Administration	5
5	Termination of Employment for any Reason	6
6	Termination of Employment Due to Death or Disability	6
7	Termination of Employment by the Company Without Cause or by an Executive for Good Reason	7
8	Certain Reduction of Payments by the Company	8
9	Conditions to Receipt of Severance Payments and Benefits: Forfeiture and Repayment Obligations	8
10	Other Provisions Applicable to Severance Payments and Benefits.	10
11	Other Plans and Policies; Non-Duplication of Payments or Benefits	11
12	Special Rules for Compliance with Code Section 409A	11
13	Miscellaneous	12

WORLD FUEL SERVICES CORPORATION
Executive Severance Policy
1.Purpose. The purpose of this World Fuel Services Corporation Executive Severance Policy (this “Policy”) is to provide certain Severance Payments and Benefits to designated key executives of the Company in the event of a termination of their employment in certain specified circumstances. This Policy has been adopted in the form set forth herein effective as of December 31, 2016 (the “Effective Date”).
2.    Definitions. The following definitions are applicable for purposes of this Policy (including in any Annex hereto), in addition to terms defined in Section 1 above:
(a)    “Accrued Obligations” means (i) the Executive’s base salary earned but unpaid and otherwise payable through the Date of Termination, (ii) payment for unused paid time-off, if any, accrued as of the Date of Termination, and (ii) unreimbursed business expenses reimbursable under Company policies then in effect; provided, however, that in each of (i) and (ii), to the extent permissible under applicable law and consistent with Code Section 409A, the Company may offset such amounts against any obligations and liabilities of the Executive to the Company.
(b)     “Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.
(c)     “Award” shall mean any stock-based award or cash award permitted to be granted to the Executive under an Incentive Plan.
(d)    “Award Agreement” means an agreement (whether in written or electronic form) evidencing an Award granted under an Incentive Plan.
(e)    “Beneficiary” means a Person or entity that the Executive designates in writing to the Company to receive payments or benefits hereunder in the event of the Executive’s death. If no such Person or entity is named or there is no surviving designated Beneficiary, such Executive’s Beneficiary shall be the Executive’s estate.
(f)    “Benefit Continuation Period” means the period beginning on the Date of Termination and ending on the earlier of (i) the date that is 18 months after such Date of Termination, (ii) the date of the Executive’s commencement of eligibility for benefits under a new employer’s welfare benefit plans, (iii) the end of the period during which the Executive is eligible for coverage pursuant to COBRA under the Company health plans, (iv) the Executive attaining age 65.
(g)    “Board” means the Board of Directors of the Company.
(h)    “Bonus” means an annual cash award granted to the Executive under an Incentive Plan.

(i)     “Cause” means:
(i)    the failure by the Executive to perform, in a reasonable manner, his or her duties as assigned by the Company or any Subsidiary (or any successor company);
(ii)    any violation or breach by the Executive of his or her employment agreement, consulting or other similar agreement with the Company or any Subsidiary (or successor company), if any;
(iii)    any actual or threatened violation or breach by the Executive of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or any Subsidiary (or successor company);
(iv)    any violation or breach by the Executive of any Company Policy;
(v)    any act by the Executive of dishonesty or fraud that injures the reputation or business of, or causes harm to, the Company or any Subsidiary (or successor company);
(vi)    the conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; or
(vii)    the Executive’s impeding of, interfering with, or failing to reasonably cooperate with an investigation authorized by the Company or any Subsidiary or Affiliate;
The good faith determination by the Committee of whether the Executive’s employment or service was terminated for “Cause” shall be final and binding for all purposes hereunder. In the event of a Change of Control, upon and during the two (2) years following such Change in Control, clauses (i) through (v) above will be deemed to have the term “materiality” inserted as a qualifier to each instance of violation, breach or other misconduct by the Executive.
(j)    A “Change of Control” means any one of the following events:
(i)     any person or “group” as defined in Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan or plans of the Company and its Subsidiaries, becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined Voting Power of the Company’s outstanding Voting Securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that, for purposes of this subparagraph (i), any acquisition directly from the Company shall not constitute a Change of Control; or
(ii)    any merger, consolidation, reorganization or similar event of the Company or any of its Subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate Voting Power of the capital stock of the surviving entity; or

(iii)    the individuals who, as of the Effective Date, constitute the Board generally (and as of the Effective Date the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, or in the case of a merger or consolidation of the Company, do not constitute or cease to constitute at least two-thirds (2/3) of the board of directors of the surviving company (or in a case where the surviving corporation is controlled, directly or indirectly by another corporation or entity, do not constitute or cease to constitute at least two-thirds (2/3) of the board of such controlling corporation or do not have or cease to have at least two-thirds (2/3) of the voting seats on any body comparable to a board of directors of such controlling entity, or if there is no body comparable to a board of directors, at least two-thirds (2/3) voting control of such controlling entity); provided that any person becoming a director (or, in the case of a controlling non-corporate entity, obtaining a position comparable to a director or obtaining a voting interest in such entity) subsequent to the Effective Date whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest), shall be, for purposes of this Policy, considered as though such person were a member of the Incumbent Board; or
(iv)    there is a liquidation or dissolution of the Company or all or substantially all of the assets of the Company have been sold.
(k)    “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.
(l)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.
(m)    “Code Section 409A” means Section 409A of the Code.
(n)    “Committee” means the Compensation Committee of the Board or such other committee as the Board may designate to perform administrative functions under this Policy.
(o)    “Company” means World Fuel Services Corporation, a Florida corporation, and those Subsidiaries designated by the Committee.
(p)    “Company Policy” means any corporate policies of the Company or any of its Subsidiaries and Affiliates, including, but not limited to, the World Fuel Services Corporation Code of Conduct, Securities Trading Policy, and any other personnel policies or related documents, each as may be amended or substituted from time to time.
(q)    “Date of Termination” means, unless otherwise agreed by the Company, (i) if the Executive’s employment is terminated by the Company for Cause, the date on which a notice of termination is given or the date set forth in such notice, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the date that is one day after the last day of any applicable cure period, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (iv) if the Executive’s employment is terminated for any other reason, the date on which a notice of termination is given or the date set forth in such notice.
(r)    “Delay Period” has the meaning specified in Section 12(c).
(s)    “Disability” means the inability of the Executive , due to illness, accident or any other physical or mental incapacity, to perform, with or without reasonable accommodation, the essential functions of his or her employment duties for the Company and its Subsidiaries for an aggregate of one hundred eighty (180) days within any period of twelve (12) consecutive months, as determined by a physician satisfactory to the Company, which determination will be final and binding; provided that, in the case of any payments or benefits that are subject to Section 409A, such circumstances shall only constitute “Disability” if to the extent they constitute Disability within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
(t)    “Effective Date” means the date set forth in the first paragraph of this Policy.
(u)    “Executive” has the meaning specified in Section 3.
(v)     “Forfeiture Event” has the meaning specified in Section 9(b)(i).
(w)    “Good Reason” means the occurrence of any of the following, unless mutually agreed upon by the Company and the Executive, within two (2) years after the occurrence of a Change of Control:
(i)    the assignment to the Executive of regular duties inconsistent in any material respect with the Executive’s then-current position (including status, title and reporting requirements), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after written notice thereof given by the Executive;
(ii)    any material reduction in, or failure to pay, the Executive’s base salary, other than a reduction that is part of a broad reduction in base salary generally applicable to the Company’s other senior executives;
(iii)    any failure by the Company to provide the Executive with Bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to the Executive in the calendar year immediately preceding the Change of Control, other than a failure not occurring in bad faith or that would not result in a material negative change to the Executive; and

(iv)    the Company’s requiring the Executive to be based at any office or location outside of Miami-Dade or Broward County, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities, consistent with the Executive’s position, and except for any change that requires the Executive to be based at an office that is the new corporate headquarters of the Company.
Notwithstanding the foregoing, none of the circumstances described above shall constitute Good Reason unless (i) the Executive provides the Company with written notice specifying in reasonable detail the circumstances alleged to constitute Good Reason within ninety (90) days of the initial existence of any such circumstances, (ii) the Company fails to remedy the circumstances within the thirty (30) days following its receipt of such notice and (iii) the Executive actually terminates employment within the six (6) months following the initial existence of such circumstances.
(x)    “Incentive Plan” means each plan, policy, program or arrangement maintained by the Company pursuant to which cash or equity-based awards may be granted to Executives, as may be amended and/or restated from time to time.
(y)    “Initial Payment Period” has the meaning specified in Section 12(c).
(z)    “Limit” has the meaning specified in Section 12(c).
(aa)    “Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization including a governmental authority.
(bb)    “PPACA” means the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder, as amended from time to time, including successor provisions and rules thereto.
(cc)    “Release” has the meaning specified in Section 9(c)(i).
(dd)    “Release Period” has the meaning specified in Section 9(c)(i).
(ee)     “Severance Continuation Period” means, unless otherwise provided in a written agreement between the Executive and the Company as of the Date of Termination, a period of a number of months following the Date of Termination for each Executive during which certain Severance Payments and Benefits will be provided pursuant to this Policy, as set forth in Annex I hereto.
(ff)     “Severance Factor” means, unless otherwise provided in a written agreement between the Executive and the Company as of the Date of Termination, the multiple for each Executive as set forth in Annex I hereto.
(gg)     “Severance Payments and Benefits” means all benefits provided or payments made by the Company to or for the benefit of an Executive under this Policy.

(hh)    “Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Section 424(f) of the Code) with respect to the Company.
(ii)    “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable, or exchangeable, upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.
(jj)    “Voting Securities” means any securities or other ownership interests of an entity, which entitle or which may entitle, Persons holding such securities or other ownership interests to vote on matters submitted to such holders generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.
3.    Eligibility. Only those executive officers of the Company who have been designated in writing by the Committee as participating executives (each, an “Executive”) shall be eligible for the Severance Payments and Benefits and other provisions of this Policy. For the avoidance of doubt, for purposes of determining those executive officers who will have the right to receive Severance Payments and Benefits in connection with a Change of Control pursuant to Section 2(w)(iii) herein, an “Executive” shall only include such persons who were designated in writing as an Executive by the Committee and serving as an Executive immediately prior to a Change of Control.
4.    Administration. Subject to Section 13(d) hereof, this Policy shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of this Policy, to interpret this Policy, to prescribe, amend and rescind rules and regulations relating to this Policy, and to make all other determinations necessary or advisable for the administration of this Policy. The Committee may delegate any of its duties hereunder to a subcommittee, or to such Person or Persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in this Policy. No member of the Committee, nor any Person acting pursuant to authority delegated by the Committee, shall be liable for any action, omission, or determination relating to this Policy, and the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each Person to whom any duty or power relating to the administration or interpretation of this Policy has been delegated, against any cost or liability arising out of any action, omission or determination relating to this Policy, unless, in either case, such action, omission, or determination was taken or made by such member or other Person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.
5.    Termination of Employment for any Reason. Subject to the terms and conditions hereof, in the event of any termination of an Executive’s employment with the Company for any reason, including but not limited to a termination of employment by the Company for Cause or a termination of employment as a result of voluntary resignation by the Executive without Good Reason:

(a)    The Company shall pay the Executive the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Executive’s employment had not terminated, but in no event more than 60 days after the Executive’s Date of Termination, or sooner if required by applicable law.
(b)    Any outstanding Awards (including, for the avoidance of doubt, any options, restricted stock, restricted stock units or stock appreciation rights) held by the Executive as of the Date of Termination shall be governed by the terms and conditions of the applicable Award Agreements and Incentive Plans.
In the event of a termination of employment by the Company for Cause or a termination of employment as a result of voluntary resignation by the Executive without Good Reason, the Executive shall not be entitled to receive any compensation, payments or benefits except as specified in Section 5(a)-(b).
6.    Termination of Employment Due to Death or Disability. In addition to the payments and benefits set forth in Section 5, in the event that the Executive’s employment with the Company is terminated due to the Executive’s death or Disability, the Executive shall also be entitled to receive the following:
(a)    If (i) the Date of Termination occurs after January 1 of a particular calendar year but prior to payment of the Executive’s Bonus for the prior calendar year, then the Executive will be eligible to receive an amount equal to any earned but unpaid Bonus for such prior calendar year, or (ii) the Date of Termination occurs after January 1 of a particular calendar year and after the payment of the Executive’s Bonus for the prior calendar year, then the Executive will be eligible for a prorated Bonus for the calendar year in which the Executive’s employment is terminated, in each case, calculated based on target-levels with respect to any applicable non-financial performance metrics and actual performance with respect to any financial performance metrics. Prorations of Bonus under this Section 6(a) of the Policy shall be made by multiplying the full year Bonus earned (determined in accordance with the methodology set forth above) by a fraction, the numerator of which is the number of days the Executive was employed in the calendar year in question, and the denominator of which is 365. For the avoidance of doubt, any Bonus payable pursuant to this Section 6(a) shall be paid only if the Executive would have earned a Bonus had he or she remained employed by the Company for that entire calendar year, and on the same date that Bonuses are paid to the Company’s other senior executive officers (unless otherwise required by applicable law).
(b)    During the Benefit Continuation Period, and provided that the Executive elects COBRA continuation coverage, the Company will pay the Executive’s COBRA premiums to maintain the Executive’s health benefits, if any, through the end of the Benefit Continuation Period at the same level of coverage as existed as of the Date of Termination for the Executive (and his or her covered dependents). Notwithstanding the foregoing, if the Company’s payment of COBRA premiums under this Section 7(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Committee shall have the right to amend this Section 7(b) in a manner it determines, in its sole discretion, to comply with the PPACA.

(c)    For the avoidance of doubt, in no event shall an Executive’s employment be deemed to have been terminated without Cause or for Good Reason as a result of the Executive’s death or Disability.
7.    Termination of Employment by the Company Without Cause or by an Executive for Good Reason. In addition to the payments and benefits set forth in Section 5, in the event the Executive’s employment with the Company is terminated either (i) by the Company without Cause or (ii) by an Executive for Good Reason, the Executive shall also be entitled to receive the following:
(a)    An amount equal to the product of the Executive’s Severance Factor times the Executive’s annual base salary as of the Date of Termination payable in equal installments in accordance with the Company’s normal payroll practices starting on the first payroll period following the Executive’s Date of Termination and continuing until the expiration of the Executive’s Severance Continuation Period.
(b)    During the Benefit Continuation Period, and provided that the Executive elects COBRA continuation coverage, the Company will pay the Executive’s COBRA premiums to maintain the Executive’s health benefits, if any, through the end of the Benefit Continuation Period at the same level of coverage as existed as of the Date of Termination for the Executive (and his or her covered dependents). Notwithstanding the foregoing, if the Company’s payment of COBRA premiums under this Section 7(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Committee shall have the right to amend this Section 7(b) in a manner it determines, in its sole discretion, to comply with the PPACA.
(c)    If (i) the Date of Termination occurs after January 1 of a particular calendar year but prior to payment of the Executive’s Bonus for the prior calendar year, then the Executive will be eligible to receive an amount equal to any earned but unpaid Bonus for such prior calendar year, or (ii) the Date of Termination occurs after January 1 of a particular calendar year and after the payment of the Executive’s Bonus for the prior calendar year, then the Executive will be eligible for a prorated Bonus for the calendar year in which the Executive’s employment is terminated, in each case, calculated based on no achievement with respect to any applicable non-financial performance metrics and actual performance with respect to any financial performance metrics; provided, however, that if such Date of Termination occurs upon or during the two (2) years following a Change in Control, it shall instead be calculated using the methodology set forth in Section 6(a) above (i.e., based on target-level achievement with respect to any applicable non-financial performance metrics and actual performance with respect to any financial performance metrics). Prorations of Bonus under this Section 7(c) of the Policy shall be made by multiplying the full year Bonus earned (determined in accordance with the methodology set forth above) by a fraction, the numerator of which is the number of days the Executive was employed in the calendar year in question, and the denominator of which is 365. For the avoidance of doubt, any Bonus payable pursuant to this Section 7(c) shall be paid only if the Executive would have earned a Bonus had he or she remained employed by the Company for that entire calendar year, and on the same date that Bonuses are paid to the Company’s other senior executive officers (unless otherwise required by applicable law).

8.    Certain Reduction of Payments by the Company. Notwithstanding anything to the contrary, in the event that the Company determines that payment, provision or retention of any portion of the Severance Payments and Benefits to which the Executive may be entitled under this Policy or otherwise would be subject to imposition of an excise tax pursuant to Section 4999 of the Code or would limit the Company’s right to a deduction pursuant to Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive shall be reduced to the extent necessary to avoid the imposition of such tax or the limitation on such deductibility and if, and to the extent, that the after-tax present value of such payments as so reduced would exceed the after-tax present value of the payments received by the Executive before such reduction. For purposes of this Section 8, present value shall be determined in accordance with Section 280G(d)(4) of the Code and the regulations promulgated thereunder.
9.    Conditions to Receipt of Severance Payments and Benefits: Forfeiture and Repayment Obligations.
(a)    Conditions to Receipt of Payments; Executive Obligations. The following requirements must be met by the Executive as a condition to the right to receive, continue to receive, or retain any Severance Payments and Benefits under this Policy:
(i)    The Executive shall enter into a non-competition and confidentiality agreement, in a form acceptable to the Company, providing for restrictions on certain actions by the Executive for the two-year period after the Date of Termination or such other time period as may be set forth in a written agreement between the Executive and the Company.
(ii)    The Executive shall cooperate with the Company by making himself or herself available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and shall not otherwise fail to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company, as reasonably requested.
(iii)    If requested by the Company to do so, the Executive shall provide up to ten hours per calendar month of consulting services to the Company as reasonably requested by the Company, at such times and places as shall be mutually agreeable to the Company and the Executive, and subject to the Company reimbursing Executive for his reasonable expenses in providing such consulting services.
(iv)    The Executive shall not (nor shall have), during the period of employment, engage in willful misconduct or violation of a Company Policy that is materially detrimental to the Company or in any action or inaction that would constitute grounds for being terminated for Cause, as determined by the Committee in its sole discretion.
If after termination of employment, the Executive continues to work for the Company or any of its Subsidiaries or Affiliates as an employee, consultant, or in any other capacity, whether on a full or part-

time basis, then notwithstanding anything to the contrary set forth in this Policy, any restricted period contained in a non-competition agreement between the Executive and the Company or any Subsidiary or Affiliate shall not commence to run until the last day the Executive provides services to the Company or any Subsidiary or Affiliate.
(b)    Forfeiture and Repayment Obligations.
(i)    If the Company determines that the Executive has failed to comply with his or her obligations, arising under either any agreement with the Company or any Company Policy, whether during his or her term of employment (and such failure would have constituted “Cause”) or subsequent to the Date of Termination (including, without limitation, the non-competition and confidentiality agreement set forth in Section 9(a) or the Release set forth in Section 9(c)) (a “Forfeiture Event”), the Executive will forfeit or repay, as the case may be, all Severance Payments and Benefits, whether vested or unvested, paid or unpaid, in each case, that were settled, paid or provided to the Executive under this Policy, and the Company shall have no further obligation to pay, grant, settle, make, provide or continue to make or provide any Severance Payments and Benefits to the Executive under this Policy. Any such forfeiture or repayment shall not relieve the Executive of any of his or her obligations hereunder.
(ii)    For the avoidance of doubt, Severance Payments and Benefits subject to the forfeiture and repayment obligations under this Section 9 shall include any unvested Award, and any amounts paid to the Executive on settlement or vesting of an Award but shall not include (A) any earned and unpaid base salary payable through the Executive’s Date of Termination, (B) any payment for accrued paid time-off; (C) any unreimbursed business expenses reimbursable under Company policies then in effect, and (D) any amount paid by the Executive to the Company as a condition of or in connection with settlement of a forfeited Award.
(iii)     Any policy of the Company providing for forfeiture or recoupment of compensation, including in any Incentive Plan, shall apply by its terms and shall not be deemed limited in any way by this Section 9 or any other provision of this Policy.
(iv)    Any clawback or recoupment provisions required by law, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act or any rules or regulations thereunder, shall apply to the Severance Payments and Benefits paid or payable under this Policy.
(v)    Any Severance Payments and Benefits (A) subject to repayment by the Executive under this Section 9 must be repaid to the Company, in the manner and on such terms and conditions as shall be required by the Company by written notice to the Executive and (B) subject to forfeiture will be forfeited immediately upon written notice to the Executive from the Company.

(c)    Executive Obligation to Execute Release and Termination Agreement.
(i)    The Company expressly conditions its provision of the Severance Payments and Benefits set forth herein on receipt from the Executive of a release of all claims against the Company and each Subsidiary and Affiliate and their respective officers, directors, employees and agents, in a form and manner acceptable to the Company (the “Release”). Such Release shall become effective, enforceable and irrevocable within 60 days following the Executive’s Date of Termination (such period, the “Release Period”).
(ii)    Any severance payment or benefit that is subject to Code Section 409A that would otherwise have been made to an Executive but that is conditioned upon the execution and effectiveness of the Release shall be paid or provided on the first business day following the Release Period subject to the execution and effectiveness of the Release; provided that any in‑kind benefits provided pursuant to this Policy shall continue in effect after the Date of Termination pending the execution and delivery of the Release; provided that if the Release is not executed and delivered within the Release Period, the Executive shall reimburse the Company for the full cost of providing such in-kind benefits during the Release Period.
(d)    No Limitation of Rights. Any forfeiture or repayment under this Section 9 is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company under applicable law, including, without limitation, the right to (i) dismiss the Executive, (ii) adjust the future compensation of the Executive, or (iii) take such other action to enforce the Executive’s obligations to Company as the Company may deem appropriate in view of the facts and circumstances surrounding the particular situation.
(e)    Committee Discretion. The Committee shall have the authority, in its sole discretion, to interpret and construe the provisions of this Section 9 and to make all determinations with respect hereto, including the determination of whether a Forfeiture Event has occurred, the timing of such Forfeiture Event and the amount and form of any forfeiture or reimbursement to be made to the Company from an Executive. The Committee may consider such factors as it deems relevant in making such determinations, including the factors contributing to the Forfeiture Event, harm or potential harm to the Company, the nature and severity of an Executive’s behavior or conduct, legal and tax considerations and other facts and circumstances relating to a particular situation. All interpretations, constructions and determinations made by the Committee hereunder shall be final and binding on the Company and the Executive and the determinations of the Committee need not be uniform with respect to all Executives or situations. The Committee may waive in whole or in part the Company’s right of recapture or impose additional conditions on any severance payment or benefit granted, settled, paid or provided to an Executive under this Policy.
10.    Other Provisions Applicable to Severance Payments and Benefits.
(a)    Deferrals Included in Salary and Bonus. All references in this Policy to salary mean those amounts before reduction pursuant to any deferred compensation plan or agreement.

(b)    Payments and Benefits to Beneficiary Upon Executive’s Death. In the event of the death of an Executive, all payments and benefits hereunder due to such Executive shall be paid or provided to his or her Beneficiary.
(c)    Transfers of Employment. Anything in this Policy to the contrary notwithstanding, a transfer of employment from the Company to an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Policy.
(d)    Right of Setoff. The Company may, to the extent permitted by applicable law and consistent with Code Section 409A, deduct from and set off against any amounts the Company may owe to the Executive from time to time, including amounts payable in connection with any Severance Payment and Benefits, amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Executive, such amounts as may be owed by the Executive to the Company, including but not limited to amounts owed under Section 9, although the Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and setoff. By accepting the Severance Payments and Benefits under this Policy, the Executive agrees to any deduction or setoff under this Section 10(d).
11.    Other Plans and Policies; Non-Duplication of Payments or Benefits.
(a)    Superseded Agreements and Rights. This Policy constitutes the entire understanding between the Company and the Executive relating to Severance Payments and Benefits to be paid or provided to the Executive by the Company, and supersedes and cancels all prior agreements and understandings with respect to the subject matter of this Policy, other than (i) as expressly set forth in this Policy, (ii) as determined in writing by the Committee, or (iii) as expressly provided in a plan, program or arrangement of the Company which is established following the Effective Date and in which the Executive is a participant.
(b)    Non‑Duplication of Payments and Benefits. The Executive shall not be entitled to any severance payment or benefit under this Policy which duplicates a payment or benefit received or receivable by the Executive under any employment or severance agreement, or any other plan, program or arrangement of the Company or any severance required by applicable law, regulation, sound business practices and customs, provided however, that with respect to a benefit or payment that is expressly required to be provided by applicable law, regulation, sound business practices and customs, to the extent permissible under applicable law, the Company may offset the amount of any such benefits or payments against the Severance Payments and Benefits due under this Policy.
12.    Special Rules for Compliance with Code Section 409A. This Section 12 serves to ensure compliance with applicable requirements of Code Section 409A. If the terms of this Section 12 conflict with other terms of this Policy, the terms of this Section 12 shall control.
(a)    Termination of Employment Defined. For purposes of this Policy, a “termination of employment” means a separation from service within the meaning of Treasury Regulation Section

1.409A‑1(h), except for a termination of employment providing for payments or benefits that are “grandfathered” or excluded from being a deferral of compensation under Code Section 409A.
(b)    Separate Payments. Any payment of Severance Payments and Benefits shall be deemed a separate payment for all purposes, including for purposes of Code Section 409A.
(c)    Six‑Month Delay Rule. In the event that any Severance Payments and Benefits constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and as of the date of the Executive’s “separation from service,” the Executive is a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B), or any successor provision thereto), then, if the amount of any Severance Payments and Benefits, or any other payments and benefits due pursuant to any other agreement with or plan, program, payroll practice of the Company to be paid within the first six months following the date of such separation from service (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then: (i) any portion of the Severance Payments and Benefits that is payable or can be provided during the Initial Payment Period that does not exceed the Limit shall be paid or provided at the times set forth in this Policy; (ii) any portion of the Severance Payments and Benefits that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid or provided at the times set forth in in this Policy; and (iii) any portion of the Severance Payments and Benefits that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall not be paid or provided, to the extent making or providing such payment or benefit during the Initial Payment Period would result in additional taxes or interest under Code Section 409A of the Code, until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of the Executive’s death (the “Delay Period”) and this Policy shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)    Continued Benefits. To the extent required by Code Section 409A, any reimbursement or in-kind benefit provided under this Policy shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in-kind benefits under this Policy shall not be subject to liquidation or exchange for another benefit.
(e)    No Acceleration. The timing of payments and benefits under this Policy may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation Section 1.409A‑3(j)(4) or as otherwise permitted under Code Section 409A without the Executive incurring a tax penalty.

(f)    Limitation on Offsets. If the Company has a right of offset that could apply to a payment that constitutes a deferral of compensation under Code Section 409A, such right may only be exercised at the time the payment would have been made to the Executive and may be exercised only as an offset against an obligation that arose within 30 days before and within the same year as the payment date if application of such offset right against an earlier obligation would not be permitted under Code Section 409A.
(g)    General Compliance. In addition to the foregoing provisions, the terms of this Policy, including any authority of the Company and rights of the Executive which constitute a deferral of compensation subject to Code Section 409A (and which is not grandfathered or excluded from being deemed such a deferral), shall be limited to those terms permitted under Code Section 409A without resulting in a tax penalty to the Executive, and any terms not so permitted under Code Section 409A shall be modified and limited to the extent necessary to conform with Code Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The Company and its employees and agents make no representation and are providing no advice regarding the taxation of the payments and benefits under this Policy, including with respect to taxes, interest and penalties under Code Section 409A and similar liabilities under state and local tax laws. No indemnification or gross-up is payable under this Policy with respect to any such tax, interest, or penalty under Code Section 409A or similar liability under state or local tax laws applicable to any Executive.
13.    Miscellaneous.
(a)    Assignment; Non‑transferability. No right of an Executive to any payment or benefit under this Policy shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or of any Beneficiary of the Executive. The terms and conditions of this Policy shall be binding on the successors and assigns of the Company. The Company’s Subsidiaries and Affiliates are third party beneficiaries to this Policy and to the extent any violation of this Policy shall cause them direct harm, they shall have a right to enforce this Policy and any related agreements in accordance with their respective terms.
(b)    Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld therefrom.
(c)    No Right To Employment. Nothing in this Policy shall be construed as altering the Executive’s status as an employee-at-will or giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Executive without any liability except as provided in this Policy.
(d)    Amendment and Termination. The Board may amend or terminate this Policy at any time, provided, however, that during the two-year period following a Change of Control, this Policy may not be amended or terminated in any manner materially adverse to an Executive without the written consent of such Executive.

(e)    Governing Law. The validity and effect of this Policy shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Policy or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Florida. The Executive and the Company hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Florida. Each of the Executive and the Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Florida.
(f)    No Duty to Mitigate. No Executive shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Policy, and, except as expressly provided in this Policy, amounts or other benefits to be paid or provided to an Executive pursuant to this Policy shall not be reduced by reason of the Executive's obtaining other employment or receiving similar payments or benefits from another employer.
(g)    Awards to Executives Outside the United States. The Committee may modify the terms and conditions of participation of any Executive who is then resident or primarily employed outside the United States or is subject to taxation by a non‑U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such terms and conditions shall conform to the laws, regulations, sound business practices or customs of the country in which the Executive is then resident or primarily employed.
(h)    Effect of Invalidity of Provision. If any provision contained in this Policy, or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the provisions, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such provisions and, in its reduced form, said provision shall then be enforceable.

Annex I

Title	Severance Factor	Severance Continuation Period

Executive Officer